Exhibit 99.1

NEWS RELEASE

EL GALLO DRILL RESULTS CONTINUE TO SHINE

INITIAL FOUR CORE HOLES ALL INTERSECT

SIGNIFICANT HIGH-GRADE

Toronto, Ontario (February 12th, 2009) - US GOLD CORPORATION (NYSE.A: UXG - TSX: UXG - Frankfurt: US8) is pleased to announce results for the first four core holes at El Gallo in Sinaloa State, Mexico.  Each hole intersected significant high-grade mineralization with three of the four holes returning +30 ounces per ton (opt) silver (+1000 grams per tonne (gpt silver)). A fourth hole returned grades of 19.5 opt silver (669.0 gpt silver) and 0.42 opt gold (14.25 gpt gold), demonstrating the high-grade nature of this discovery.

One of the latest core holes extended the vertical extent of the high-grade mineralization by 87% or an additional 130 ft (39.6 m) below surface (Figure 2). The total depth of mineralization has now been traced down to 280 ft (85 m) and remains open to further expansion. The three remaining core holes were designed to confirm the initial conventional rotary drilling. This was successfully achieved and the core holes will form the basis of a Canadian NI 43-101 resource estimate. Highlights are listed below:

Imperial Measurement

Hole #	Silver	Gold	Length	From	To
	(opt)	(opt)	(ft)	(ft)	(ft)

GAX001	3.4	—	4.9	38.7	43.6
And	3.0	—	3.3	59.1	62.3
And	9.9	0.08	19.8	80.4	100.2
Including	19.5	0.42	2.8	80.4	83.2

GAX002	4.3	—	4.8	156.7	161.4
And	5.4	—	6.6	185.2	191.8
And	17.7	—	17.6	362.0	379.6
Including	36.8	—	2.3	377.3	379.6
And	17.1	—	5.9	390.4	396.3

GAX003	3.3	—	3.0	31.7	34.6
And	10.3	—	78.1	43.0	121.1
Including	36.5	—	6.6	70.9	77.4
Including	33.5	0.05	5.6	109.3	114.8
And	5.2	—	13.9	172.7	186.7
And	4.1	—	6.6	231.0	237.5

GAX004	5.3	—	47.2	35.1	82.3
Including	33.0	—	3.4	35.1	38.7

Metric Measurement

Hole #	Silver	Gold	Length	From	To
	(gpt)	(gpt)	(m)	(m)	(m)

GAX001	116.0	—	1.5	11.8	13.3
And	104.0	—	1.0	18.0	19.0
And	340.7	2.8	6.1	24.5	30.6
Including	669.0	14.25	0.9	24.5	25.4

GAX002	149.0	—	1.5	47.8	49.2
And	184.0	—	2.0	56.5	58.5
And	607.9	—	5.4	110.4	115.7
Including	1260.0	—	0.7	115.0	115.7
And	585.0	—	1.8	119.0	120.8

GAX003	112.0	—	0.9	9.7	10.6
And	354.6	—	23.8	13.1	36.9
Including	1250.0	—	2.0	21.6	23.6
Including	1148.2	1.2	1.7	33.3	35.0
And	179.5	—	4.3	52.7	56.9
And	139.5	—	2.0	70.4	72.4

GAX004	183.2	—	14.4	10.7	25.1
Including	1130.0	—	1.1	10.7	11.8

*Numbers may not balance due to rounding

Drilling has outlined three discrete veins within the main northeast trending structure (Figure 2). The first two are high-angle veins with the third dipping shallowly to the north. These results are encouraging, as they indicate the large potential to increase the total number of ounces, should these additional zones prove to have vertical and lateral continuity.

In addition to our drilling, which has occurred along an 1150.0 ft (350.0 m) strike length, geochemical anomalies have now been detected over a broad area covering approximately 3950 ft (1200 m) x 3300 (1000 m). Targets developed through geochemical analysis have returned significant mineralization in 5 of the 8 areas tested (60% success rate).

Currently eight additional core holes are pending or in progress at El Gallo. US Gold plans to continue its aggressive drill program throughout the remainder of this year. Pincock Allen and Holt (PAH) of Denver, Colorado has been engaged to begin work on an initial NI 43-101 estimate. US Gold has released Canadian NI 43-101 compliant resource estimates by PAH for the Magistral Mine property (Measured & Indicated 540,000 gold ounces) and Palmarito Project (Measured & Indicated 8.5 million ounces of silver, Inferred 3.3 million ounces of silver) both of which are situated close to El Gallo.

ABOUT US GOLD

US Gold Corporation is a United States based gold exploration company exploring in northeastern Nevada and north-central Mexico. US Gold’s shares trade on the NYSE Alternext and Toronto Stock Exchanges under the symbol UXG and on the Frankfurt Exchange under the symbol US8.

QUALIFIED PERSON

This news release has been viewed and approved by Steve Brown, Chief Geologist, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Mexican exploration properties.

Samples from the core drilling were split on-site at the Magistral Mine property.  One quarter of the split drill core was shipped to ALS Chemex in Hermosillo for sample prep and analysis by 4-acid digestion with ICP determination for silver and fire assay for gold. Samples returning greater than 1500 ppm silver or 10 ppm gold were re-analyzed using gravimetric fire assay. Standards and blanks were inserted every 25 samples.

All holes were drilled with HQ core utilizing a CS-1500 truck-mounted long-stroke core drill. Samples were taken based on lithologic and/or mineralized intervals and vary in length. The true width of the mineral zone has not yet been determined.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Ian Ball VP, Mexico Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com

# El Gallo: Plan (Aerial) View

Figure 1

February 12, 2009

212000
212100
212200
2843400
2843300
2843200
2843100
GAX004
GAX001
GAX003
GAX002
Figure 2
Cross Section
Legend
Mineralization
Core hole (Feb12. 09)
Hole Direction
GAX001= Drill Hole #
0 100 200
Feet
N
0 25 50
Meters

US★GOLD El Gallo: Cross Section

Figure 2
February 12, 2009

GAX002
S
GAX001
N
340 Elev
330 Elev
320 Elev
310 Elev
300 Elev
290 Elev
280 Elev
270 Elev
260 Elev
250 Elev
240 Elev
230 Elev
Legend
Core Hole
Conventional Rotary Hole
Limit of Previous Drilling
Vertical Vein #1
Vertical Vein #2
Shallow Dipping North Vein
N
W
E
S
0
50
100
Feet
0
10
20
Meters